EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement") is made and entered into by and between Vandad Fartaj ("Fartaj"), on the one hand, and PennyMac Financial Services, Inc. and its wholly-owned subsidiaries ("PFSI") and PennyMac Mortgage Investment Trust and its wholly-owned subsidiaries ("PMT") (collectively, PFSI and PMT shall be referred to as the "PennyMac Entities"), on the other hand, with reference to the following:

RECITALS

A.

WHEREAS, Fartaj has served as an officer and been an employee of PFSI and has served as an officer of PMT, and his relationship with both entities ended as of March 17, 2023 for legitimate business reasons;

B.

WHEREAS, Fartaj and the PennyMac Entities ("the Parties") desire to enter into this Agreement providing for the consideration described below in exchange for Fartaj's release of claims and other terms set forth in this Agreement;

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

1.

Separation Date; Final Pay.  The Parties mutually agree and acknowledge that Fartaj's relationship with the PennyMac Entities ended as of March 17, 2023 (the "Separation Date").  Fartaj acknowledges that he has been paid in full for all wages, vacation pay, and other compensation due as a result of his relationship with the PennyMac Entities, and that there are no further wages, vacation pay, or other compensation due or owed, other than as provided in this Agreement.

2.

Severance Pay.  In exchange for Fartaj's consent to the terms of this Agreement, including but not limited to the release of claims set forth below, the PennyMac Entities will pay Fartaj the total amount of One Million Five Hundred Twenty-Five Thousand Dollars and Zero Cents ($1,525,000.00), less standard withholdings and other deductions authorized by law (the "Severance Amount").  Except as provided in Paragraph 3 below, the Severance Amount will be divided into two installments and paid as follows:

a.

The first installment will be in the amount of Nine Hundred Seventy-Five Thousand Dollars and Zero Cents ($975,000.00), less standard withholdings and other deductions authorized by law, and will be mailed to Fartaj within five business days following the later of: (a) the expiration of the seven-day revocation period referenced in Paragraph 11 below, or (b) return of all property belonging to the PennyMac Entities as set forth in Paragraph 14 below; and

b.

Assuming the first installment becomes due and payable as set forth above, the second installment will be in the amount of Five Hundred Fifty Thousand Dollars and Zero Cents ($550,000.00), less standard withholdings and other deductions authorized by law, and will be mailed to Fartaj on September 15, 2023.

3.

Deferred Compensation per Section 409A.  Notwithstanding any other provision in this Agreement, to the extent that any payment or benefit that Fartaj becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A of the Internal Revenue Code ("Section 409A"), such payment or benefit shall not be provided until the earlier of: (a) six months and one day after Fartaj's separation from service, or (b) Fartaj’s death.  All payments and benefits under this Agreement delayed pursuant to the immediately preceding sentence shall be paid to Fartaj in a lump sum upon expiration of such six-month period (or if earlier, upon Fartaj’s death).  It is intended that this Agreement shall comply with the provisions of Section 409A and the Treasury Regulations relating thereto so as not to subject Fartaj to the payment of additional taxes and interest under Section 409A.  In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions.  Notwithstanding the foregoing, Fartaj remains responsible for any taxes assessed against him under Section 409A.

4.	Equity. In further consideration of the terms of this Agreement, the Parties agree to the following in regard to Fartaj's vested, partially vested, and unvested equity with both PFSI and PMT:
a.	PFSI:
i.	Stock Options
1.

Fully Vested Options (grant dates February 26, 2020 or earlier):  Fartaj shall have the right to exercise all fully vested stock options granted on February 26, 2020 or earlier for the remainder of their original, respective 10-year terms.

2.

Special Bonus Option (54,024 PFSI common shares with a grant date December 14, 2020):  For the special bonus stock option to purchase 54,024 PFSI common shares granted on December 14, 2020 which fully vested on the grant date but is subject to transfer restrictions, PFSI will allow the transfer restrictions to lapse for the third and final tranche of such special bonus stock option on December 14, 2023, and Fartaj shall have the right to exercise such option for the remainder of its original 10-year term.

3.

Partially Vested Option (17,000 PFSI common shares with grant date February 25, 2021):  Fartaj shall have the right to exercise the fully vested, two-thirds portion of a stock option to purchase 17,000 PFSI common shares granted on February 25, 2021 for the remainder of its original 10-year term, and the unvested remaining one-third of such option shall be forfeited.

4.

Partially Vested Option (14,601 PFSI common shares with grant date February 23, 2022):  Fartaj shall have the right to exercise the fully vested, one-third portion of a stock option to purchase 14,601 PFSI common shares granted on February 23, 2022 for the remainder of its original 10-year term, and the unvested remaining two-thirds of such option shall be forfeited.

5.

Partially Vested Option (25,121 PFSI common shares with grant date February 23, 2022):  Fartaj shall have the right to exercise the fully vested, one-third portion of a stock option to purchase 25,121 PFSI common shares granted on February 23, 2022 for the remainder of its original 10-year term.  With regard to the unvested remaining two-thirds of such option, PFSI agrees that the option will be allowed to vest in accordance with its original vesting schedule (without any continued service requirement), and Fartaj shall have the right to exercise that option, when vested, for the remainder of its original term.
6.	Stock Option Grants for 2023: Fartaj shall forfeit any stock options granted during the 2023 calendar year.
ii.	Restricted Stock Units ("RSUs")/Performance Stock Units ("PSUs")
1.

Unvested RSUs:  The 5,775 unvested and outstanding RSUs from the 8,662 RSUs with a grant date of February 23, 2022 shall vest in accordance with their original vesting schedule (without any continued service requirement). Fartaj shall forfeit all other unvested and outstanding RSUs. The corresponding Dividend Equivalents with respect to the RSUs that will vest in accordance with this Paragraph shall continue to be paid as provided in the applicable award agreement (without any continued service requirement).

2.

Unvested PSUs:  Fartaj will be eligible to vest a 26/36th portion of unvested PSUs with a grant date of February 25, 2021 based on the number of months worked during the performance period (in this case 26 out of 36 months, and without any continued service requirement).  Likewise, Fartaj will be eligible to vest a 14/36th portion of unvested PSUs with a grant date of February 23, 2022 based on the number of months worked during the performance period (in this case 14 out of 36 months, and without any continued service requirement).  Such PSUs shall vest in accordance with their original vesting schedules and be settled in a number of shares of PFSI stock based on the cumulative performance achievement during the performance period not to exceed 100% (and without regard to any individual effectiveness modifier, and such individual effectiveness modifier shall be deemed to be 100%).  The corresponding Dividend Equivalents with respect to the PSUs that will vest in accordance with this Paragraph shall continue to be paid as provided in the applicable award agreement (without any continued service requirement).

3.	RSU/PSU Grants for 2023: Fartaj shall forfeit any RSUs and PSUs granted during the 2023 calendar year.
b.	PMT:
i.	RSUs/PSUs
1.

Unvested RSUs:  Except as set forth in Paragraph 4.b.i.3. below, Fartaj will be eligible to vest all unvested and outstanding RSUs (i.e., RSUs with grant dates of February 17, 2021 and February 25, 2022) in accordance with their original vesting schedules (without any continued service requirement).  The corresponding Distribution Equivalents with respect to the RSUs that will vest in accordance with this Paragraph shall continue to be paid as provided in the applicable award agreement (without any continued service requirement).

2.	Unvested PSUs: Except as set forth in Paragraph 4.b.i.3. below, Fartaj will be eligible to vest all unvested and outstanding PSUs (i.e., PSUs with grant dates of February 17, 2021 and February 23, 2022) in accordance with their original vesting schedules (without any continued service requirement), and such PSUs shall be settled in a number of shares of PMT stock based on the cumulative performance achievement during the performance period not to exceed 100% (and without regard to any individual effectiveness modifier, and such individual effectiveness modifier shall be deemed to be 100%).  The corresponding Distribution Equivalents with respect to the PSUs that will vest in accordance with this Paragraph shall continue to be paid as provided in the applicable award agreement (without any continued service requirement).

3.	RSU/PSU Grants for 2023: Fartaj shall forfeit any RSUs and PSUs granted during the 2023 calendar year.
c.

Fartaj acknowledges and agrees that the provisions in this Paragraph provide vesting and equity rights to which Fartaj would not otherwise be entitled but for this Agreement and, thus, such rights constitute further, valid consideration for the promises made by the PennyMac Entities under this Agreement.  Further, Fartaj agrees that the vesting and other equity rights provided in this Paragraph 4 shall be conditioned on his full and complete compliance with the terms of this Agreement, including but not limited to the provisions of Paragraph 15 below.  Except as provided above, Fartaj shall not be eligible to receive or vest any PFSI or PMT stock options, RSUs, PSUs, or any other equity awards; he shall have no other rights to exercise vested equity; and any outstanding equity awards shall be forfeited.

5.

No Right to Future Bonus Payments.  Fartaj acknowledges and agrees that the Severance Amount in Paragraph 2 includes and exceeds any bonus amounts that were earned or could have been earned from his employment.  Accordingly, Fartaj is not entitled to any annual bonus or non-equity performance based incentives earned or accrued prior to the date of this Agreement; nor would Fartaj be entitled to any such amounts at any point thereafter.

6.

Payments Exceed Remuneration Owed To Fartaj.  Fartaj acknowledges and agrees that the consideration under this Agreement above exceeds any remuneration or rights to which Fartaj is otherwise entitled.  Fartaj further acknowledges and agrees that, except as expressly set forth in this Agreement, the PennyMac Entities shall have no further obligation to Fartaj.

7.

Agreement Not To Contest Unemployment Benefits.  Although the PennyMac Entities make no representations regarding Fartaj's possible entitlement to unemployment insurance benefits, the PennyMac Entities agree that they will not contest eligibility should Fartaj decide to make a claim for such benefits under applicable state law.

8.

COBRA Benefits.  Fartaj will continue on PFSI's health insurance plan through the end of March 2023.  Thereafter, Fartaj may elect to exercise his COBRA rights and continue coverage under PFSI's group health plan(s).  If Fartaj elects COBRA coverage, he will be required to make such payments to the plan as are permitted by COBRA.  PFSI will send COBRA information to the Fartaj under separate cover.

9.

Fartaj's Release of All Claims.  In exchange for the consideration provided by the PennyMac Entities under this Agreement, Fartaj covenants not to sue and releases and discharges the PennyMac Entities and all of their predecessors, successors, parent, subsidiary, affiliated and/or related entities, and their current and former directors, officers, executives, supervisors, employees, representatives, agents, and attorneys ("PennyMac Released Parties") from any and all claims whatsoever arising prior to Fartaj's execution of this Agreement, whether known or unknown and suspected or unsuspected, including, but not limited to, any claims arising out of Fartaj's relationship and/or the termination of his relationship with the PennyMac Entities ("Released Claims").  Without limitation, the Released Claims include: any and all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans with Disabilities Act ("ADA"), the ADA Amendments Act of 2008, the Rehabilitation Act, the Genetic Information Non-Discrimination Act ("GINA"), the Age Discrimination in Employment Act ("ADEA"), the Employee Retirement Income Security Act ("ERISA"), the Older Workers Benefit Protection Act ("OWBPA"), the Worker Adjustment Retraining Notification Act ("WARN"), the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), the Family Medical Leave Act ("FMLA"), the California Family Rights Act ("CFRA"), the California Fair Employment and Housing Act ("FEHA"), the California Labor Code; any actual or potential claims arising under any federal, state, or local laws or statutes not specifically identified in this Paragraph; any actual or potential claims for wrongful termination, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, tort, intentional and/or negligent infliction of emotional distress, intentional and/or negligent misrepresentation, negligent supervision, defamation, fraud, discrimination, harassment, retaliation, failure to prevent discrimination, failure to prevent harassment, failure to prevent retaliation, failure to hire, failure to promote, physical injuries, personal injuries, economic damages, loss of consortium, punitive damages, wages, overtime, missed meals and breaks, premium pay, statutory penalties, civil penalties, severance pay, relocation expenses, expenses, expense reimbursements, stocks, stock options, equity grants, bonuses, sick leave, holiday pay, vacation pay, life insurance, health and medical insurance, or any other fringe benefit; and any other actual or potential claims based upon any act or omission of the PennyMac Entities and/or PennyMac Released Parties occurring prior to Fartaj's execution of this Agreement. The Released Claims do not include: (i) claims under the federal Fair Labor Standards Act; (ii) claims that cannot be released under applicable law; (iii) claims to enforce Fartaj's rights under this Agreement; (iv) Fartaj's rights to indemnification under the applicable organizational documents of the PennyMac Entities; (v) Fartaj's rights to any director and officer insurance policy; and (vi) vested benefits under any applicable retirement plan.  However, to the extent that Fartaj has any such unreleased claims, those claims must be submitted to arbitration as provided in Paragraph 21 below.

10.	Waiver of Civil Code Section 1542. Fartaj expressly waives the provisions of California Civil Code Section 1542, which provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

Fartaj waives all rights under Section 1542 or any other law or statute of similar effect in any jurisdiction with respect to the Released Claims.  Fartaj acknowledges that he understands the significance and specifically assumes the risk regarding the consequences of such release and such specific waiver of Section 1542.  Except as to any unreleased claims specifically listed in the second-to-last sentence of Paragraph 9, Fartaj acknowledges and agrees that this Agreement releases all claims existing or arising prior to his execution of this Agreement which he has or may have against the PennyMac Entities and/or the PennyMac Released Parties whether such claims are known or unknown and suspected or unsuspected by Fartaj and Fartaj forever waives all inquiries and investigations into any and all such claims.

11.

OWBPA Release.  This Agreement constitutes a voluntary waiver and release of Fartaj's rights and claims under the Age Discrimination in Employment Act and pursuant to the Older Workers Benefit Protection Act ("OWBPA").  Fartaj acknowledges: (a) he has been advised and is aware of his right to consult with legal counsel of his choice prior to signing this Agreement; (b) he further acknowledges that he is aware that he has twenty-one (21) days during which to consider the provisions of this Agreement, although he may sign and return it sooner; (c) he has the right to revoke this Agreement for a period of seven (7) days after his execution; and (d) nothing in this Agreement prevents or precludes him from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent for, or penalties or costs as a result of, his doing so, unless specifically authorized by federal law.  During the seven-day revocation period referenced above, Fartaj may revoke this Agreement by giving written notice to Derek Stark, Senior Managing Director, Chief Legal Officer, and Secretary via both certified mail at PennyMac Financial Services, Inc., 3043 Townsgate Road, Westlake Village, CA 91361 and e-mail at the following e-mail address: derek.stark@pennymac.com.  Accordingly, this Agreement shall not become effective or enforceable until the eighth day following Fartaj's execution of this Agreement which shall be the effective date of this Agreement.

12.

No Pending Claims or Lawsuits.  Fartaj acknowledges and agrees that as of his execution of this Agreement, he has no pending lawsuits, arbitration claims, administrative complaints or charges, claims for indemnity, or other claims pending against the PennyMac Entities and/or the PennyMac Released Parties.  Fartaj agrees that he will not file any charge, civil action, or claim with any local, state or federal agency, court, or arbitral forum based upon any of the Released Claims.

13.

Work-Related Injuries.  Fartaj represents and affirms that he has reported to the PennyMac Entities all known work-related injuries that Fartaj has suffered or sustained during his relationship with the PennyMac Entities.

14.

Return of PennyMac Entities' Property.  Fartaj agrees that he is not entitled to any payment under Paragraph 2 above unless and until he has returned all property owned by the PennyMac Entities.  Accordingly, Fartaj represents that he has returned to the PennyMac Entities all of their property, including but not limited to keys, access cards, laptop computers, cell phones, and all originals and copies of the following, whether in his possession or previously removed by him from the PennyMac Entities' premises and still existing, and whether recorded on paper, computer disk, other computer-readable form, or any other medium:  all lists, correspondence, books, letters, records, financial data, and other materials and writings owned by the PennyMac Entities or used by it in connection with the conduct of its business.  Fartaj likewise represents that the PennyMac Entities have returned all of his personal property.

15.

Non-Disparagement.  The Parties agree that they will not, and PFSI and PMT agree to instruct its executive officers and directors not to, orally or in writing, publicly or privately, post, publish, make or express any comment, view or opinion that criticizes, brings disrepute in the eyes of the public, defames, derogates or disparages another party to this agreement in any manner, including but not limited to any managers, officers, employees, representatives or agents of the PennyMac Entities, nor shall the Parties authorize any agent or representative to make or express any such comment, view or opinion.  However, nothing in this Agreement prevents Fartaj from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that he has reason to believe is unlawful.  For the avoidance of doubt, Fartaj is not subject to any non-compete or non-solicitation agreements and he shall not be restricted from engaging in such activity provided he complies with applicable law.

16.

Government Agencies.  Fartaj understands that nothing in this Agreement limits his ability to communicate with any federal, state or local government agency or to participate in any investigation or proceeding that may be conducted by any such government agencies, including providing documents or other information without notice to the PennyMac Entities.  This Agreement does not limit Fartaj's right to receive an award for information provided to any government agencies.

17.

Cooperation.  Fartaj agrees to provide such reasonable cooperation and assistance as may be requested in good faith from time to time by the PennyMac Entities with respect to the investigation and handling of any threatened, pending or future litigation, regulatory proceeding, investigation, administrative or other hearing, trial or proceeding, initiated by the PennyMac Entities or any other person, entity or governmental body against the PennyMac Entities.  Such reasonable cooperation shall be at mutually agreed times, and the Parties shall mutually agree on an hourly rate to be paid to Fartaj for his time.

18.

Employment Inquiries.  To the extent Fartaj wishes to have prospective employers or others verify his former employment with the PFSI, Fartaj agrees to direct all such inquiries to "The Work Number" at 1-800-367-5690 (1-800-424-0253 for TTY if hearing impaired).  In such situations, "The Work Number" shall only provide dates of employment and job titles.  "The Work Number" shall be the sole and exclusive mechanism and means by which to verify Fartaj's former employment with the PFSI.  The PennyMac Entities and the PennyMac Released Parties shall not be liable or responsible for any inquiry directed to any source, person or location other than "The Work Number."

19.

Real Party in Interest.  Fartaj represents and warrants that he is and at all relevant times has been the real party in interest with respect to any and all Released Claims, represents and warrants that no other individual and/or entity has a lien, claim, or interest in Fartaj's Released Claims or potential claims, and represents and warrants that Fartaj has not assigned or transferred or purported to assign or transfer by operation of law or otherwise, to any person or entity, any claim embraced in this Agreement, or any portion or interest in any  such claim.  Fartaj agrees to indemnify the PennyMac Entities and the PennyMac Released Parties (individually and/or severally), and to defend and hold them harmless (individually and/or severally) from and against any claims arising out of, related to, or in connection with any such prior assignment or transfer, or any such purported assignment or transfer, of any claims or other matters released in this Agreement.

20.

No Admissions.  Neither this Agreement nor anything contained in this Agreement shall be admissible in any proceeding as evidence of or an admission by the PennyMac Entities and/or the PennyMac Released Parties of any violation of any law or regulation or of any liability whatsoever to Fartaj.  Likewise, neither this Agreement nor anything contained in this Agreement shall be admissible in any proceeding as evidence of or an admission by Fartaj of any violation of any law or regulation or of any liability whatsoever to the PennyMac Entities and/or the Pennymac Released Parties.  Notwithstanding the foregoing, this Agreement may be introduced into a proceeding solely for the purpose of enforcing this Agreement.

21.

Arbitration.  Any dispute over the formation, validity, enforcement, scope, breach or interpretation of this Agreement and any dispute of any kind whatsoever between Fartaj and the PennyMac Entities and/or the PennyMac Released Parties, if any, shall be submitted and resolved in final and binding arbitration through the American Arbitration Association ("AAA") in accordance with its employment arbitration rules, applicable to individually negotiated agreements; except, no arbitrator shall have jurisdiction to grant any remedy or relief that would have been unavailable to the parties had the matter been heard in court in accordance with applicable law, including, but not limited to, awards of attorney's fees and costs.  Any and all issues regarding this agreement to arbitrate, both procedural and substantive, shall be governed by the Federal Arbitration Act.

22.

Entire Agreement.  This Agreement contains the entire agreement and understanding between Fartaj and the PennyMac Entities and supersedes all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning its subject matter.  This is an integrated document.

23.

Severability.  Should any provision, part or term of this Agreement be held to be invalid or unenforceable, the validity and enforceability of the remaining parts, terms and provisions shall not be affected, and a suitable and equitable provision shall be substituted to carry out, so far as may be enforceable and valid, the intent and purpose of the invalid or unenforceable provision.

24.

Successors.  This Agreement shall be binding upon and shall inure to the benefit of Fartaj, the PennyMac Entities and the PennyMac Released Parties and their respective heirs, administrators, successors and assigns.

25.

Knowing and Voluntary Entry into Agreement.  Fartaj acknowledges that he has read this Agreement, that he understands it, and that the decision to enter into this Agreement is knowing and voluntary and based only upon the promises contained in this Agreement and is not based on any other promises or representations of any kind whatsoever.

26.

Right to Consult Legal Counsel.  In addition to the acknowledgments in Paragraph 11 above, Fartaj acknowledges: (a) he has been advised of the right to consult an attorney regarding this Agreement, and (b) he has been given at least five (5) business days in which to do so.  To the extent Fartaj signs this Agreement prior to five (5) business days after receiving it, he acknowledges that his decision to do so was knowing and voluntary and was not induced by the PennyMac Entities through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the time period specified in this Paragraph, or by providing different terms to employees who sign such an agreement prior to the expiration of such time period.

27.	Use of Headings/Paragraph Titles. The headings/paragraph titles in this document are for reference only and shall not in any way affect the meaning or interpretation of this Agreement.
28.

Counterparts.  This Agreement may be executed in counterparts and exchanged by the parties by electronic means, including facsimile, e-mail of pdf copies of original physical signatures, and/or electronic signatures certified or verified by DocuSign or similar certified signature method, and each counterpart when executed shall have the efficacy of a signed original.  Photographic, facsimile, e-mailed pdf copies of such physically, and/or certified or verified electronically signed counterparts may be used in lieu of the originals for any purpose.

29.	Choice of Law. With the exception of the agreement to arbitrate in Paragraph 21 above, this Agreement shall be governed by and construed in accordance with the law of the State of California.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates indicated below:

[INTENTIONALLY BLANK: SIGNATURES ON THE FOLLOWING PAGE]

PLEASE READ THIS AGREEMENT CAREFULLY.  IT INCLUDES A GENERAL RELEASE AND WAIVER OF ALL KNOWN AND UNKNOWN CLAIMS.

By signing below, I voluntarily agree to the terms and conditions of this Agreement.

Executed this 21st day of March 2023, at ________________, California.

By:_/s/ Vandad Fartaj_______________________________

VANDAD FARTAJ

Executed this 21st day of March 2023, at Westlake Village, California.

PENNYMAC FINANCIAL SERVICES, INC.

By:__/s/ Derek Stark________________________________

DEREK STARK

Senior Managing Director, Chief Legal Officer, and Secretary

PENNYMAC MORTGAGE INVESTMENT TRUST

By:___/s/ Derek Stark_______________________________

DEREK STARK

Senior Managing Director, Chief Legal Officer, and Secretary